(203) 352-4057                                       marina_belaya@ustrust.com




                                January 24, 2007

VIA EDGAR

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

      Re: EXCELSIOR ABSOLUTE RETURN FUND OF FUNDS, LLC, FILE NO. 811-21396

Ladies and Gentlemen:

          On behalf of Excelsior Absolute Return Fund of Funds, LLC (the "Fund"), filed herewith pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, is the preliminary proxy statement for the special meeting (the "Meeting") of members of the Fund ("Members") to be held on March 15, 2007. At the Meeting, Members will be asked to vote on the following proposals: (i) to approve a new Investment Advisory Agreement between Excelsior Absolute Return Fund of Funds Master Fund, LLC (the "Master Fund") and U.S. Trust Hedge Fund Management, Inc. to become effective upon completion of the sale of U.S. Trust Corporation to the Bank of America Corporation; (ii) to elect four persons to serve as members of the Board of Managers of the Fund and to serve as members of the Board of Managers of the Master Fund; and (iii) to transact any other business that may properly come before the Meeting.

          Consistent with Peter Tsirigotis' (the Fund's Chief Legal Counsel) and Richard Pfordte's conversation, we have incorporated the Staff's comments on the Excelsior Funds' (mutual funds) preliminary proxy statement filed on January 9, 2007 (File No. 811-04088), and accordingly request expedited review of the Fund's filing.

          Please contact the undersigned at the above number with any questions or comments you may have or for any further information you may desire.

                                          Very truly yours,


                                          /s/ Marina Belaya
                                          ----------------------------
                                          Marina Belaya


Enclosure